November 6, 1998
Franklin Custodian Funds, Inc.
777 Mariners Island Boulevard
San Mateo, CA  94404

            Re:   FRANKLIN CUSTODIAN FUNDS, INC. - LEGAL OPINION

Dear Sirs:

            You have asked our opinion as to whether the shares of capital stock (the "Shares") of Franklin Custodian Funds, Inc. (the "Fund") covered by the Rule 24f-2 Notice for the fiscal year ending September 30, 1998, filed pursuant to Section 24(f) of the Investment Company Act of 1940 pertaining to the Fund' Registration Statement on Form N-1, File No. 2-11346 of the Securities and Exchange Commission, in accordance with the Securities Act of 1933, as amended, were duly authorized and validly issued, fully paid and non-assessable.

            We have examined the originals or photostatic or certified copies of such records of the Fund, certificates of officers of the Fund and of public officials and other documents as we have deemed relevant and necessary as a basis for the opinions set forth in this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

            Among the documents examined were the Certificate of Incorporation of the Fund, its By-Laws and the Underwriting Agreement between the Fund and Franklin/Templeton Distributors, Inc. pursuant to which the Shares were issued and sold.

            In furnishing such opinion we assume, and you have informed us, that the Shares will continue to be sold in accordance with the Fund's usual method of distributing its registered Shares under which prospectuses are delivered as required under the Securities Act of 1933, as amended, and that all corporate action necessary for authorization of such Shares shall be taken by the Fund's Board of Directors in accordance with past practice.

            Based upon our examination mentioned above, and relying upon the statements of the Fund contained in the documents that we have examined, we are of the opinion that the Shares were duly authorized and validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Registration Statement filed on behalf of the Fund.

                                          Very truly yours,

                                       /s/Bleakley Platt & Schmidt
                                          Bleakley Platt & Schmidt